Exhibit 99.1

Ingles Markets, Incorporated Reports Higher Sales and Net Income for Second Quarter of Fiscal 2016

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 9, 2016--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales and net income for the three months ended March 26, 2016 compared with the three months ended March 28, 2015. Net income totaled $14.4 million for the quarter ended March 26, 2016 compared with $14.3 million for the second quarter of fiscal year 2015. Net sales also increased despite significantly lower retail gasoline prices compared with the second quarter of last year.

For the six months ended March 26, 2016 net income totaled $27.3 million compared with $29.3 million for the six months ended March 28, 2015. Gasoline gross profits were significantly higher during the fiscal 2015 six month period compared with the current fiscal six month period.

The three and six month periods ended March 2016 benefitted from extra Easter sales. Easter occurred in March 2016, but did not occur until the third quarter of last fiscal year.

Robert P. Ingle II, Chairman of the Board, stated, “We are pleased with this quarter’s sales growth, which also helped our net income for the quarter.”

Second Quarter Results

Net sales increased by $9.0 million, or 1.0%, to $924.3 million for the three months ended March 26, 2016 from $915.3 million for the three months ended March 28, 2015. Lower gasoline sales were offset by higher sales in other products and by the positive effect of Easter sales. Excluding gasoline sales and the effect of extra Easter sales, retail grocery comparable store sales increased 1.6% over the comparative fiscal second quarters.

Gross profit for the March 2016 quarter increased 4.6% to $228.7 million, compared with $218.7 million for the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 24.7% for the March 2016 quarter compared with 23.9% for the March 2015 quarter. Excluding gasoline sales, retail grocery gross margin increased 23 basis points comparing the March 2016 and March 2015 fiscal quarters.

Operating and administrative expenses for the March 2016 quarter totaled $196.2 million, compared with $185.6 million for the March 2015 quarter. Interest expense totaled $11.2 million for the three-month period ended March 26, 2016 and $11.6 million for the three-month period ended March 28, 2015. Total debt at the end of March 2016 was $907.7 million compared with $928.5 million at the end of March 2015.

Net income totaled $14.4 million for the three-month period ended March 26, 2016, compared with $14.3 million for the three-month period ended March 28, 2015. Net income, as a percentage of sales, was 1.6% for both the March 2016 and March 2015 quarters. Basic and diluted earnings per share for Class A Common Stock were $0.73 and $0.71, respectively, for the quarter ended March 26, 2016, compared with $0.72 and $0.71, respectively, for the quarter ended March 28, 2015. Basic and diluted earnings per share for Class B Common Stock were each $0.66 for the quarter ended March 26, 2016, and the quarter ended March 28, 2015.

First Half Results

First half fiscal 2016 and 2015 sales each totaled $1.88 billion. Retail grocery comparable store sales, excluding the effect of gasoline and extra Easter sales increased 1.5%.

Gross profit for the six months ended March 26, 2016, increased 2.5% and totaled $454.4 million compared with $443.1 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 24.2% for the March 2016 six-month period compared with 23.6% for the March 2015 six-month period. Retail grocery segment gross profit as a percentage of sales, excluding gasoline sales, increased 8 basis points comparing the first half of fiscal 2016 with the same fiscal 2015 period.

Operating and administrative expenses totaled $390.2 million for the six months ended March 26, 2016, and $372.6 million for the six months ended March 28, 2015. Interest expense decreased 1.7% to $23.2 million for the six-month period ended March 26, 2016 compared with $23.6 million for the six-month period ended March 28, 2015.

Net income totaled $27.3 million for the six-month period ended March 26, 2016, compared with $29.3 million for the six-month period ended March 28, 2015. Net income, as a percentage of sales, was 1.5% for the six months ended March 26, 2016, compared with 1.6% for the six months ended March 28, 2015. Basic and diluted earnings per share for Class A Common Stock were $1.39 and $1.35, respectively, for the six months ended March 26, 2016, compared with $1.49 and $1.45, respectively, for the six months ended March 28, 2015. Basic and diluted earnings per share for Class B Common Stock were each $1.26 for the six months ended March 26, 2016, compared with $1.36 of basic and diluted earnings per share for the six months ended March 28, 2015.

Capital expenditures for the March 2016 six-month period totaled $71.2 million, compared with $44.3 million for the March 2015 six-month period. The increased capital expenditures this year are focused on stores scheduled to open later this year as well as ongoing improvements to the existing store base. Capital expenditures for the entire fiscal year are expected to be approximately $125 million to $145 million.

The Company currently has $135.9 million available under its $175.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2015 Form 10-K and 2016 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 202 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 26,	March 28,	March 26,	March 28,
	2016	2015	2016	2015

Net sales	$924,312	$915,335	$1,875,426	$1,879,832
Gross profit	228,718	218,691	454,357	443,084
Operating and administrative expenses	196,148	185,578	390,220	372,557
Gain from sale or disposal of assets	557	521	621	639
Income from operations	33,127	33,634	64,758	71,166
Other income, net	534	564	1,140	1,127
Interest expense	11,225	11,578	23,203	23,601
Income taxes	8,078	8,318	15,358	19,351
Net income	$14,358	$14,302	$27,338	$29,341

Basic earnings per common share – Class A	$0.73	$0.72	$1.39	$1.49
Diluted earnings per common share – Class A	$0.71	$0.71	$1.35	$1.45
Basic earnings per common share – Class B	$0.66	$0.66	$1.26	$1.36
Diluted earnings per common share – Class B	$0.66	$0.66	$1.26	$1.36

Additional selected information:
Depreciation and amortization expense	$26,415	$25,600	$52,392	$50,899
Rent expense	$3,525	$3,617	$6,878	$6,944

Condensed Consolidated Balance Sheets (Unaudited)

	March 26,	September 26,
	2016	2015
ASSETS
Cash and cash equivalents	$9,067	$7,505
Receivables-net	70,488	66,283
Inventories	340,880	338,644
Other current assets	9,443	11,313
Property and equipment-net	1,231,767	1,211,458
Other assets	19,403	19,625
TOTAL ASSETS	$1,681,048	$1,654,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$10,964	$11,368
Accounts payable, accrued expenses and current portion of other long-term liabilities	220,091	240,592
Deferred income taxes	68,291	64,643
Long-term debt	896,742	874,686
Other long-term liabilities	35,140	34,561
Total Liabilities	1,231,228	1,225,850
Stockholders' equity	449,820	428,978
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,681,048	$1,654,828

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer